SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement       [ ] Confidential, for Use of
                                          the Commission Only (as
                                          permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[x] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           JACKPOT ENTERPRISES, INC.
_____________________________________________________________________________
                (Name of Registrant as Specified in its Charter)


_____________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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    _________________________________________________________________________

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    filing fee is calculated and state how it was determined):
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[ ] Fee paid previously with preliminary materials.
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                    JACKPOT ENTERPRISES, INC.

                     1110 PALMS AIRPORT DRIVE
                     LAS VEGAS, NEVADA  89119

                 Telephone Number:  702-263-5555

                  _____________________________

                          SUPPLEMENT TO
            NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               AND
                         PROXY STATEMENT

        With respect to Special Meeting of Stockholders
                To be Held on September 14, 1999


To the Stockholders of Jackpot Enterprises, Inc.:

     Reference is made to the Notice of Special Meeting of Stockholders of Jackpot Enterprises, Inc. dated July 22, 1999 (the "Original Notice") with respect to the Special Meeting of Stockholders of Jackpot to be held on September 14, 1999 (the "Special Meeting"), and the proxy statement of Jackpot with respect to the Special Meeting which accompanied such Original Notice.

     The purpose of this Supplement is to advise you of the following changes to certain matters concerning the Special Meeting from the description thereof in the Original Notice.

     1. The time and location of the Special Meeting has been changed to 9:00 a.m, local time, on September 14, 1999 at Bally's, Las Vegas, 3645 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

     2. For the reasons described below, Proposals (1) and (2) as set forth in the Original Notice have been withdrawn by the Jackpot board of directors from consideration and vote by the Jackpot stockholders. Proposals (3) through (6) as set forth in the Original Notice remain in effect for consideration and vote by persons who were Jackpot stockholders as of the close of business on July 21, 1999, the record date for the Special Meeting.

     One of the purposes of the Special Meeting was to consider and vote upon a proposal to authorize the issuance of shares of Jackpot common stock to be issued pursuant to the Agreement and Plan of Merger by and among Jackpot, JEI Merger Corp. and Players International, Inc. dated as of February 8, 1999 ("Merger Agreement"). The Merger Agreement provided for the acquisition of Players by Jackpot through the payment by Jackpot of merger consideration valued at $8.25 for each share of Players common stock outstanding, consisting of $6.75 in cash and $1.50 in Jackpot common stock. The consummation of the merger was subject to, among other conditions, Jackpot obtaining financing sufficient to consummate the transactions contemplated by the Merger Agreement.

     By letter dated August 15, 1999, Players advised Jackpot that (i)
Players had received an unsolicited offer from Harrah's Entertainment, Inc. to purchase all the outstanding common stock of Players at an all-cash price of $8.50 per share without any financing contingency, (ii) Players' board of directors considered the offer from Harrah's to be a Superior Proposal (as defined in the Merger Agreement), and (iii) as permitted by the terms of the Merger Agreement, Players was notifying Jackpot of its intent to terminate the Merger Agreement on August 19, 1999 and enter into a new merger agreement with Harrah's. In these circumstances, the Merger Agreement provided that Jackpot would be entitled to receive a termination fee of $13,500,000. The Jackpot board of directors, after consideration of the alternatives available to it, declined to match or exceed the offer made by Harrah's. The termination fee due under the Merger Agreement was paid to Jackpot on August 19, 1999.

     As a result of these events, the Jackpot board has withdrawn Proposal
(1), authorizing the issuance of Jackpot common stock in connection with merger with Players, and Proposal (2), authorizing an amendment to the Jackpot articles of incorporation concerning the right to repurchase securities of Jackpot that was conditioned upon completion of the merger with Players, from consideration and vote by the Jackpot stockholders at the Special Meeting. Proposal (3) - Election of Directors, Proposal (4) - An Amendment to Jackpot's Articles of Incorporation to increase the authorized Common Stock to 60,000,000 shares, Proposal (5) - Stockholder Proposal, and Proposal (6) - Grant of Jackpot Board Discretionary Authority, remain for consideration and vote by the Jackpot stockholders at the Special Meeting.

     You are cordially invited to attend the Special Meeting.  It is important that your shares be represented at the Special Meeting, whether or not you plan to attend in person. If you do not expect to attend in person, we ask that you complete the proxy card which was mailed to you with the Original Notice with respect to Proposals (3) through (6) and return it in the envelope
that was included therewith.   In the event you returned  your proxy card
prior to the receipt of this notice and you do not want to change your vote with respect to any of Proposals (3) through (6), you need not take any further action. You may revoke your proxy at any time before the proxy holder votes it at the special meeting in one of three ways: by giving notice of your revocation either personally or in writing to the Secretary of Jackpot at our corporate office, by executing and delivering another proxy, or by voting in person at the Special Meeting.

                         BY ORDER OF THE BOARD OF DIRECTORS

                         /s/ Alvin J. Hicks

                         Alvin J. Hicks
                         Secretary

Las Vegas, Nevada
August 20, 1999